Gateway Investment Advisers, LLC

Section II: Proxy Voting, Policy 4

PROXY VOTING POLICY

4.1	Overview

This proxy voting policy and related procedures apply to clients who desire Gateway Investment Advisers, LLC (Gateway) to vote proxies on their behalf, including registered investment companies advised (or sub-advised) by Gateway. Questions regarding this policy should be directed to Gateway’s CCO.

4.2	Introduction

Gateway recognizes that voting rights are financial assets of its clients and that they must be managed accordingly; with voting decisions being made in the best interests of its clients who wish Gateway to exercise such authority and of shareholders of the registered investment companies for which it acts as adviser or sub-adviser (hereinafter referred collectively as “Clients”). Gateway, in turn, has retained Institutional Shareholder Services (ISS) as its proxy agent to recommend how to vote each proxy as well as administer the voting of proxies on behalf of Gateway.

4.3	Role of Proxy Voting Agent

Gateway has engaged ISS, an independent proxy voting service, to assist in the voting of proxies. ISS is responsible for coordinating with each Client’s custodian to ensure that all proxy ballots relating to a Client’s portfolio are processed in a timely manner. To accommodate this process, Gateway has instructed ISS to follow the ISS United States Proxy Voting Guidelines and to automatically vote in accordance with ISS’ vote recommendations no later than five (5) calendar days prior to the vote submission deadline without Gateway’s prior approval.

ISS, with its vast research capabilities, has developed its U.S. and global proxy voting guidelines, which provide vote recommendations for proxy voting, that are designed to serve the best interests of investors. These guidelines outline the rationale for determining how particular issues should be voted. Gateway’s CIO, on an annual basis, will determine whether ISS’ applicable proxy guidelines continue to be in the best interests of Gateway’s Clients. Gateway will instruct ISS to vote in accordance with these guidelines unless at least one of the following conditions apply:

A.

Gateway’s portfolio management team has decided to override the ISS vote recommendation for a Client(s) based on its own determination that the Client(s) would best be served with a vote contrary to the ISS recommendation based on Gateway’s higher degree of analysis of ISS’ vote recommendation. Such decision(s) will be documented by Gateway (and communicated to ISS if a decision(s) led to a vote override). Gateway’s CIO will determine, on an annual basis, as to which classification level an ISS vote recommendation should be analyzed further by Gateway (which may include highly contested matters regarding mergers and acquisitions, dissolutions, conversions, consolidations, or contested elections of directors); or

B.

Gateway’s portfolio management team has decided to override ISS’ vote recommendation for a Client(s) based on its own determination that the Client(s) would best be served with a vote contrary to ISS’ recommendation based on Gateway’s consideration of certain additional information. Specifically, in the event Gateway becomes aware that an issuer has filed additional soliciting material with

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Gateway Investment Advisers, LLC

Section II: Proxy Voting, Policy 4

the SEC regarding ISS’ vote recommendation and if such additional information would reasonably be expected to affect Gateway’s voting determination, Gateway will consider this supplemental information if such additional material was submitted to Gateway via ISS no later than five (5) calendar days prior to the vote submission deadline. Only additional information from issuers that apply to the classification levels determined by the CIO would be considered information reasonably expected to affect Gateway’s voting determination. Information received within the five (5) calendar days before the cutoff time frame, but before the vote submission deadline, may be considered, but only on a best-efforts basis. Decision(s) as to whether this additional information affects whether or not Gateway follows ISS’ vote recommendation will be documented by Gateway (and communicated to ISS if the analysis led to a vote override); or

C.

ISS does not give a vote recommendation, in which case Gateway will independently determine how a particular issue should be voted. In these instances, Gateway, through its portfolio management team, will document the reason(s) used in determining a vote and communicate Gateway’s voting instruction to ISS. Gateway will generally seek to vote in accordance with ISS’ guidelines; or

D.

If voting on any particular security compromises Gateway’s ability to later transact in such security (e.g. shareblocking practices) or if, in Gateway’s judgment, the expected cost associated with the vote exceeds the expected benefits of the vote (e.g. non-U.S. security restrictions), then Gateway will abstain from voting on a particular security; or

E.

If voting would impose costs on the Client, such as opportunity costs for the Client resulting from restricting the use of securities for lending in order to preserve the right to vote, then Gateway will not make efforts to vote these securities on behalf of the Client.

4.4	Conflicts of Interest

From time to time, Gateway or an employee or another affiliate of Gateway may have a conflict of interest with respect to a proxy vote. A conflict of interest may exist, for example, if Gateway has a business relationship (or potential business relationship) with either the company soliciting the proxy or a third party that has a material interest in the outcome of a proxy vote or that is actively lobbying for a particular outcome of a proxy vote. Any individual with knowledge of any actual or potential conflict of interest, such as a personal conflict of interest (e.g., familial relationship with company management) or of a business relationship (e.g., Gateway is the investment manager to a soliciting company), shall disclose that conflict to the Legal and Compliance Department. In the event of a reported conflict, the Legal and Compliance Department will determine and record how the proxies in question shall be voted; although it is expected that ISS vote recommendations will be followed unless a determination to vote contrary to ISS is documented.

From time to time, ISS experiences conflicts of interest with respect to proxy votes. A conflict of interest can exist, for example, if a subsidiary of ISS has a business consultant relationship with an issuer and ISS is determining a vote recommendation on the same issuer. Gateway has formalized due diligence processes in place to determine, on an annual basis, if ISS’ efforts to mitigate such conflicts are reasonable.

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4.5	Due Diligence of Proxy Adviser

Gateway will follow formalized procedures to undertake continuing due diligence of ISS, both in the areas of research and the administrative tasks of proxy voting.

4.6	Record Retention Requirements

A.	In accordance with Rule 204-2(c)(2) under the Investment Advisers Act of 1940, as amended, Gateway will maintain the following records for a period of not less than five years:

1.	This Gateway proxy voting policy;
2.	Records of Clients’ written requests for this policy and/or their voting record;
3.

Gateway’s written response to such written or oral requests; and in instances that arise due to circumstances describe in Section 4.3 A, B and C, a memo as to how Gateway arrived at its decision to vote the proxies at issue.

B.	ISS will make and retain, on Gateway’s behalf (as evidenced by an undertaking from ISS to provide a copy promptly upon request), the following documents:

1.	A copy of a proxy statement*;
2.	A record of each vote cast by Gateway on behalf of a Client; and
3.	A copy of any document that was material to making a decision how to vote proxies on behalf of a Client or that memorialized the basis of that decision.

*Gateway may also rely on obtaining a copy from the EDGAR system.

4.7	How to Obtain Voting Information

At any time, a Client may obtain this Proxy Voting Policy along with ISS’ Proxy Voting Guidelines Summary and his or her voting record upon the Client’s written or oral request to Gateway.

Effective Date: February 15, 2008, revised December 11, 2008, revised February 18, 2015, revised February 28, 2021, revised June 23, 2022.

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